Exhibit 99.1

Contact:
invest@albemarle.com	1.980.299.5700

Albemarle Reports Fourth Quarter and Full Year 2024 Results

CHARLOTTE, N.C. – Feb. 12, 2025 - Albemarle Corporation (NYSE: ALB), a global leader in providing essential elements for mobility, energy, connectivity and health, today announced its results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter and Full Year 2024 Results and Highlights
(Unless otherwise stated, all percentage changes represent year-over-year comparisons)
•Fourth quarter net sales of $1.2 billion; net income of $75 million, or $0.29 per diluted share; adjusted diluted loss per share of ($1.09)
•Fourth quarter adjusted EBITDA of $251 million, with year-over-year increases in all business segments (Energy Storage up $290 million, Specialties up $43 million and Ketjen up $4 million)
•Full year net sales of $5.4 billion, with Energy Storage sales volumes up 26%; net loss of $1.2 billion, or ($11.20) per diluted share, which included previously announced restructuring charges and asset write-offs; adjusted diluted loss per share of ($2.34)
•Full year adjusted EBITDA of $1.1 billion, in-line with outlook considerations, due to enterprise-wide cost improvements, volume growth and contract performance
•Full year cash from operations of $702 million, representing more than 60% operating cash flow conversion(a), driven primarily by working capital management
•Introducing new full-year 2025 outlook considerations, including ranges based on updated lithium market price scenarios
◦Further reducing expected full-year 2025 capital expenditures by $100 million; now targeting capital expenditures in the range of $700 and $800 million, or down more than 50% year-over-year
◦Line of sight to breakeven free cash flow in 2025

(a)    Defined as Operating Cash Flow divided by Adj. EBITDA, which is a non-GAAP measure. See Non-GAAP Reconciliations for further details.

"We are taking decisive actions to reduce costs, optimize our conversion network and increase efficiencies to preserve our long-term competitive position,” said Kent Masters, chairman and CEO. “As we look ahead, we expect dynamic market conditions to persist but remain confident in our ability to deliver value to stakeholders by increasing our financial flexibility, strengthening our core capabilities and positioning Albemarle for future growth.”

Broad Actions Executed and Underway to Maintain Long-Term Competitiveness
In 2024 and continuing into 2025, Albemarle has rapidly adjusted to market realities with steps that enhance our resilience, including:
•Optimizing conversion network: achieved record production in the fourth quarter at La Negra and Meishan lithium conversion plants; announcing today plans to place Chengdu site into care and maintenance by mid-2025 and to shift a portion of Qinzhou production from hydroxide to carbonate
•Improving costs and efficiency: streamlined organizational structure; achieved at year-end over 50% run-rate relative to the $300-400 million cost and productivity improvement target
•Reducing capital expenditures: proactively re-phased growth investments; reduced 2024 capex by over $450 million year-over-year and plan to significantly reduce further in 2025
•Enhancing financial flexibility: pursued multiple cash generation steps and proactively amended credit agreement to fortify balance sheet and navigate near-term dynamics

Fourth Quarter 2024 Results

In millions, except per share amounts	Q4 2024	Q4 2023	$ Change	% Change
Net sales	$1,231.7	$2,356.2	$(1,124.5)	(47.7)%
Net income (loss) attributable to Albemarle Corporation	$75.3	$(617.7)	$693.0	(112.2)%
Adjusted EBITDA(a)(b)	$250.7	$(134.9)	$385.6	(285.8)%
Diluted earnings (loss) per share attributable to common shareholders	$0.29	$(5.26)	$5.55	(105.5)%
Non-operating pension and OPEB items(a)	(0.07)	(0.07)
Non-recurring and other unusual items(a)	(1.31)	0.14
Adjusted loss earnings per share attributable to common shareholders(a)(c)	$(1.09)	$(5.19)	$4.10	(79.0)%

(a)    See Non-GAAP Reconciliations for further details.
(b)    For comparability, 2023 figures presented under adjusted EBITDA definition that the company adopted beginning in 2024.
(b)    Totals may not add due to rounding.

Net sales for the fourth quarter of 2024 were $1.2 billion compared to $2.4 billion for the prior-year quarter, a decline of 48% driven primarily by lower pricing and volumes in Energy Storage, partially offset by higher volumes in Specialties (+3%). Net income attributable to Albemarle of $75 million increased year-over-year by $693 million primarily due to a $604 million lower of cost or net realizable value (LCM) charge recorded in the prior-year quarter and discrete tax benefits of $111 million primarily related to a tax valuation allowance in Australia. Adjusted EBITDA of $251 million increased by $386 million from the prior-year quarter primarily due to favorable volume growth, productivity benefits, and lower cost of goods sold, including the LCM charge in the prior-year quarter, which more than offset margin compression and reduced equity earnings as a result of lower pricing in the lithium value chain.

The effective income tax rate for the fourth quarter of 2024 was 13.8%, compared to (12.9)% in the same period of 2023. The rate in 2023 was impacted by the recording of a tax valuation allowance in China. On an adjusted basis, the effective income tax rates were 446.9% and (12.7)% for the fourth quarters of 2024 and 2023, respectively, with the increase primarily due to changes in geographic income mix and the impact of tax valuation allowances in Australia and China.

Energy Storage Results

In millions	Q4 2024	Q4 2023	$ Change	% Change
Net Sales	$616.8	$1,675.1	$(1,058.3)	(63.2)%
Adjusted EBITDA	$133.7	$(156.1)	$289.8	(185.6)%

Energy Storage net sales for the fourth quarter of 2024 were $617 million, a decrease of $1.1 billion, or 63%, due to lower pricing (-53%) and lower volumes (-10%) related to the timing of chemical-grade spodumene sales and planned lithium processing plant outages. Adjusted EBITDA of $134 million increased $290 million, as the benefit of lower spodumene costs and a $604 million LCM charge recorded in the fourth quarter of 2023 more than offset the impact of lower year-over-year pricing and volumes.

Specialties Results

In millions	Q4 2024	Q4 2023	$ Change	% Change
Net Sales	$332.9	$339.6	$(6.7)	(2.0)%
Adjusted EBITDA	$72.9	$29.8	$43.0	144.2%

Specialties net sales for the fourth quarter of 2024 were $333 million, a decrease of $7 million, or 2%, primarily due to lower prices (-5%), which more than offset higher volumes (+3%). Adjusted EBITDA of $73 million increased $43 million versus the year-ago quarter, as productivity benefits and improved end-market demand more than offset lower prices.

Ketjen Results

In millions	Q4 2024	Q4 2023	$ Change	% Change
Net Sales	$281.9	$341.5	$(59.5)	(17.4)%
Adjusted EBITDA	$35.8	$31.3	$4.5	14.4%

Ketjen net sales for the fourth quarter of 2024 were $282 million, down 17% compared to the prior-year quarter as higher prices (+1%) were more than offset by lower volumes (-19%), primarily due to timing of sales volumes. Adjusted EBITDA of $36 million increased $4 million, driven by favorable product mix and lower input costs, partly offset by timing of sales volumes.

2025 Outlook Considerations

Total Corporate Outlook Considerations
The table below reflects expected outcomes for the total company based on recently observed lithium market price scenarios. Ranges are based on variation in sales volume and mix, including a projected increase in Energy Storage volumes of 0% to 10% in 2025 compared to 2024. All three scenarios assume flat market pricing flowing through Energy Storage’s current contract book. Scenarios also assume spodumene pricing averages 10% of the lithium carbonate equivalent (LCE) price, while other costs are assumed to be constant.

Total Corporate FY 2025E Including Energy Storage Scenarios
Observed market price case(a)	YE 2024	H1 2024 range	Q4 2023 average
Average lithium market price ($/kg LCE)(a)	~$9	$12-15	~$20
Net sales	$4.9 - $5.2 billion	$5.3 - $6.1 billion	$6.5 - $7.0 billion
Adjusted EBITDA(b)	$0.8 - $1.0 billion	$1.2 - $1.8 billion	$2.5 - $2.7 billion

(a)    Price represents blend of relevant market pricing including spot and regional indices for the periods referenced.
(b)    The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. See “Additional information regarding Non-GAAP Measures” for more information.

Energy Storage Market Price Scenarios

Energy Storage FY 2025E
Observed market price case(a)	YE 2024	H1 2024 range	Q4 2023 average
Average lithium market price ($/kg LCE)(a)	~$9	$12-15	~$20
Net sales	$2.5 - $2.6 billion	$2.9 - $3.5 billion	$4.2 - $4.5 billion
Adjusted EBITDA	$0.6 - $0.7 billion	$1.0 - $1.5 billion	$2.2 - $2.4 billion
Equity in net income of unconsolidated investments (net of tax)(b)	$0.2 - $0.3 billion	$0.3 - $0.5 billion	$0.6 - $0.7 billion

(a)    Price represents blend of relevant market pricing including spot and regional indices for the periods referenced.
(b)    Included in adjusted EBITDA on a pre-tax basis.

Specialties and Ketjen Outlook Considerations
Specialties outlook reflects modest volume growth in key end markets led by pharma, automotive, and oilfield, partially offset by weakness in building and construction.

Ketjen outlook assumes favorable product revenue mix, lower input costs and the continuation of its turnaround plan execution.

Segment FY 2025E
Specialties net sales	$1.3 - $1.5 billion
Specialties adjusted EBITDA	$210 - $280 million
Ketjen net sales	$1.0 - $1.1 billion
Ketjen adjusted EBITDA	$120 - $150 million

Other Corporate Outlook Considerations
Albemarle expects its 2025 capital expenditures to be in the range of $700 million to $800 million, down more than 50% from $1.7 billion in 2024. This level of spending reflects a prioritization on sustaining existing assets and resources, with the remainder allocated to select growth projects and high-return, quick payback improvements.

Other Corporate FY 2025E
Capital expenditures	$700 - $800 million
Depreciation and amortization	$630 - $670 million
Adjusted effective tax rate(a)	(40%) - 25%
Corporate costs	$70 - $100 million
Interest and financing expenses	$180 - $210 million
Weighted-average common shares outstanding (diluted)	118 million
(a)    Adjusted effective tax rate dependent on lithium market prices and geographic income mix

Cash Flow and Capital Deployment
Cash from operations of $702 million for the year ended December 31, 2024 decreased $623 million compared to the prior-year period. This was driven by lower adjusted EBITDA and reduced dividends received from equity investments, partially offset by inflows from working capital. Capital expenditures of $1.7 billion were in-line with outlook considerations and decreased by $463 million versus the prior-year period, reflecting the impact of decisions that stopped or slowed spending and the completion of capacity expansions in Energy Storage and Specialties.

Balance Sheet and Liquidity
As of December 31, 2024, Albemarle had estimated liquidity of approximately $2.8 billion, including $1.2 billion of cash and equivalents, $1.5 billion available under its revolver and $99 million available on other credit lines. Total debt was $3.5 billion, representing a debt covenant net debt to adjusted EBITDA of approximately 2.6 times.

Earnings Call

Date:	Thurs., Feb. 13, 2025
Time:	8:00 AM Eastern time
Dial-in (U.S.):	+1 800-590-8290
Dial-in (International):	+1 240-690-8800
Passcode:	ALBQ4

The company’s earnings presentation and supporting material are available on Albemarle’s website at https://investors.albemarle.com.

About Albemarle
Albemarle Corporation (NYSE: ALB) is a global leader in transforming essential resources into critical ingredients for mobility, energy, connectivity, and health. We partner to pioneer new ways to move, power, connect and protect with people and planet in mind. A reliable and high-quality global supply of lithium and bromine allow us to deliver advanced solutions for our customers. Learn more about how the people of Albemarle are enabling a more resilient world at albemarle.com and on X (formerly Twitter) @AlbemarleCorp.

Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, Securities and Exchange Commission (“SEC”) filings and other information regarding the company, its businesses and the markets it serves.

Forward-Looking Statements
This press release contains statements concerning our expectations, anticipations and beliefs regarding the future, which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties, often contain words such as “anticipate,” “believe,” “estimate,” “expect,” “guidance,” “intend,” “may,” “outlook,” “scenario,” “should,” “would,” and “will”. Forward-looking statements may include statements regarding: our 2025 company and segment outlooks, including expected market pricing of lithium and spodumene and other underlying assumptions and outlook considerations; expected capital expenditure amounts and the corresponding impact on cash flow; market pricing of lithium carbonate equivalent and spodumene; plans and expectations regarding other projects and activities, cost reductions and accounting charges, and all other information relating to matters that are not historical facts. Factors that could cause Albemarle’s actual results to differ materially from the outlook expressed or implied in any forward-looking statement include: changes in economic and business conditions; financial and operating performance of customers; timing and magnitude of customer orders; fluctuations in lithium market prices; production volume shortfalls; increased competition; changes in product demand; availability and cost of raw materials and energy; technological change and development; fluctuations in foreign currencies; changes in laws and government regulation; regulatory actions, proceedings, claims or litigation; cyber-security breaches, terrorist attacks, industrial accidents or natural disasters; political unrest; changes in inflation or interest rates; volatility in the debt and equity markets; acquisition and divestiture transactions; timing and success of projects; performance of Albemarle’s partners in joint ventures and other projects; changes in credit ratings; and the other factors detailed from time to time in the reports Albemarle files with the SEC, including those described under “Risk Factors” in Albemarle’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, which are filed with the SEC and available on the investor section of Albemarle’s website (investors.albemarle.com) and on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this press release. Albemarle assumes no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income (Loss)
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net sales	$1,231,713	$2,356,165	$5,377,526	$9,617,203
Cost of goods sold	1,093,500	3,060,217	5,314,987	8,431,294
Gross profit (loss)	138,213	(704,052)	62,539	1,185,909
Selling, general and administrative expenses	135,996	193,956	618,048	910,002
Restructuring charges and asset write-offs	(22,206)	295	1,134,316	9,491
Research and development expenses	20,021	22,753	86,720	85,725
Gain on change in interest in properties/sale of business, net	—	(71,190)	—	(71,190)
Operating profit (loss)	4,402	(849,866)	(1,776,545)	251,881
Interest and financing expenses	(44,703)	(34,386)	(165,619)	(116,072)
Other income (expenses), net	117,028	(36,699)	178,339	110,929
Income (loss) before income taxes and equity in net income of unconsolidated investments	76,727	(920,951)	(1,763,825)	246,738
Income tax expense	10,613	118,878	87,085	430,277
Income (loss) before equity in net income of unconsolidated investments	66,114	(1,039,829)	(1,850,910)	(183,539)
Equity in net income of unconsolidated investments (net of tax)	18,997	436,537	715,433	1,854,082
Net income (loss)	85,111	(603,292)	(1,135,477)	1,670,543
Net income attributable to noncontrolling interests	(9,818)	(14,388)	(43,972)	(97,067)
Net income (loss) attributable to Albemarle Corporation	75,293	(617,680)	(1,179,449)	1,573,476
Mandatory convertible preferred stock dividends	(41,688)	—	(136,647)	—
Net income (loss) attributable to Albemarle Corporation common shareholders	$33,605	$(617,680)	$(1,316,096)	$1,573,476
Basic earnings (loss) per share attributable to common shareholders	$0.29	$(5.26)	$(11.20)	$13.41
Diluted earnings (loss) per share attributable to common shareholders	$0.29	$(5.26)	$(11.20)	$13.36

Weighted-average common shares outstanding – basic	117,549	117,354	117,516	117,317
Weighted-average common shares outstanding – diluted	117,723	117,354	117,516	117,766

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	December 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$1,192,230	$889,900
Trade accounts receivable	742,201	1,213,160
Other accounts receivable	238,384	509,097
Inventories	1,502,531	2,161,287
Other current assets	166,916	443,475
Total current assets	3,842,262	5,216,919
Property, plant and equipment	12,523,368	12,233,757
Less accumulated depreciation and amortization	3,191,898	2,738,553
Net property, plant and equipment	9,331,470	9,495,204
Investments	1,117,739	1,369,855
Other assets	504,711	297,087
Goodwill	1,582,714	1,629,729
Other intangibles, net of amortization	230,753	261,858
Total assets	$16,609,649	$18,270,652
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable to third parties	$793,455	$1,537,859
Accounts payable to related parties	150,432	550,186
Accrued expenses	467,997	544,835
Current portion of long-term debt	398,023	625,761
Dividends payable	61,282	46,666
Income taxes payable	95,275	255,155
Total current liabilities	1,966,464	3,560,462
Long-term debt	3,118,142	3,541,002
Postretirement benefits	31,930	26,247
Pension benefits	116,192	150,312
Other noncurrent liabilities	819,204	769,100
Deferred income taxes	358,029	558,430
Commitments and contingencies
Equity:
Albemarle Corporation shareholders’ equity:
Common stock	1,176	1,174
Mandatory convertible preferred stock	2,235,105	—
Additional paid-in-capital	2,985,606	2,952,517
Accumulated other comprehensive loss	(742,062)	(528,526)
Retained earnings	5,481,692	6,987,015
Total Albemarle Corporation shareholders’ equity	9,961,517	9,412,180
Noncontrolling interests	238,171	252,919
Total equity	10,199,688	9,665,099
Total liabilities and equity	$16,609,649	$18,270,652

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Year Ended
	December 31,
	2024	2023
Cash and cash equivalents at beginning of year	$889,900	$1,499,142
Cash flows from operating activities:
Net (loss) income	(1,135,477)	1,670,543
Adjustments to reconcile net (loss) income to cash flows from operating activities:
Depreciation and amortization	588,638	429,944
Non-cash restructuring and asset write-offs	1,013,444	—
Gain on change in interest in properties/sale of business, net	—	(71,190)
Inventory net realizable value adjustment	(500,153)	604,099
Stock-based compensation and other	32,141	36,545
Equity in net income of unconsolidated investments (net of tax)	(715,433)	(1,854,082)
Dividends received from unconsolidated investments and nonmarketable securities	358,933	2,000,862
Pension and postretirement benefit	(5,274)	(1,658)
Pension and postretirement contributions	(19,379)	(17,866)
Realized loss on investments in marketable securities	33,746	—
Unrealized loss on investments in marketable securities	30,073	39,864
Deferred income taxes	(230,406)	100,877
Changes in current assets and liabilities, net of effects of acquisitions and divestitures:
Decrease (increase) in accounts receivable	555,218	(350,655)
Decrease (increase) in inventories	1,560,450	(962,924)
Decrease (increase) in other current assets	244,987	(171,870)
(Decrease) increase in accounts payable to third parties	(462,839)	(315,220)
(Decrease) increase in accounts payable to related parties	(399,398)	31,809
(Decrease) increase in accrued expenses and income taxes payable	(140,099)	253,518
Other, net	(107,104)	(97,275)
Net cash provided by operating activities	702,068	1,325,321
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(426,228)
Capital expenditures	(1,685,790)	(2,149,281)
Proceeds from sale of property and equipment	29,102	—
Sales (purchases) of marketable securities, net	82,520	(204,451)
Investments in equity investments and nonmarketable securities	(270)	(1,200)
Net cash used in investing activities	(1,574,438)	(2,781,160)
Cash flows from financing activities:
Proceeds from issuance of mandatory convertible preferred stock	2,236,750	—
Proceeds from borrowings of long-term debt and credit agreements	112,439	356,047
Repayments of long-term debt and credit agreements	(112,439)	(28,862)
Other (repayments) borrowings, net	(631,834)	617,014
Dividends paid to common shareholders	(188,530)	(187,188)
Dividends paid to mandatory convertible preferred shareholders	(122,746)	—
Dividends paid to noncontrolling interests	(37,194)	(105,631)
Proceeds from exercise of stock options	374	190
Withholding taxes paid on stock-based compensation award distributions	(11,891)	(27,468)
Other	(3,194)	(191)
Net cash provided by financing activities	1,241,735	623,911
Net effect of foreign exchange on cash and cash equivalents	(67,035)	222,686
Increase (decrease) in cash and cash equivalents	302,330	(609,242)
Cash and cash equivalents at end of period	$1,192,230	$889,900

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net sales:
Energy Storage	$616,822	$1,675,088	$3,015,121	$7,078,998
Specialties	332,942	339,623	1,325,983	1,482,425
Ketjen	281,949	341,454	1,036,422	1,055,780
Total net sales	$1,231,713	$2,356,165	$5,377,526	$9,617,203

Adjusted EBITDA:
Energy Storage	$133,678	$(156,127)	$757,540	$3,181,593
Specialties	72,875	29,841	228,504	298,506
Ketjen	35,778	31,288	131,066	103,872
Total segment adjusted EBITDA	242,331	(94,998)	1,117,110	3,583,971
Corporate	8,353	(39,932)	22,668	(37,983)
Total adjusted EBITDA	$250,684	$(134,930)	$1,139,778	$3,545,988

See accompanying non-GAAP reconciliations below.

Additional Information regarding Non-GAAP Measures

It should be noted that adjusted net income (loss) attributable to Albemarle Corporation, adjusted net income (loss) attributable to Albemarle Corporation common shareholders, adjusted diluted (loss) earnings per share attributable to common shareholders, non-operating pension and other post-employment benefit (“OPEB”) items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA (on a consolidated basis), EBITDA margin and adjusted EBITDA margin, and operating cash flow conversion are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net income (loss) attributable to Albemarle Corporation (“earnings”) or other comparable measures calculated and reported in accordance with GAAP. These measures are presented here to provide additional useful measurements to review the company’s operations, provide transparency to investors and enable period-to-period comparability of financial performance. The company’s chief operating decision maker uses these measures to assess the ongoing performance of the company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that Albemarle uses to evaluate its operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also is available on Albemarle’s website at https://investors.albemarle.com. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income (loss) attributable to Albemarle Corporation, adjusted net income (loss) attributable to Albemarle Corporation common shareholders, EBITDA and adjusted EBITDA (on a consolidated basis), which are non-GAAP financial measures, to Net income (loss) attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted net income (loss) attributable to Albemarle Corporation common shareholders is defined as net income (loss) after mandatory convertible preferred stock dividends, but before the non-recurring, other unusual and non-operating pension and other post-employment benefit (OPEB) items as listed below. The non-recurring and unusual items may include acquisition and integration related costs, gains or losses on sales of businesses, restructuring charges, facility divestiture charges, certain litigation and arbitration costs and charges, and other significant non-recurring items. EBITDA is defined as net income (loss) attributable to Albemarle Corporation before interest and financing expenses, income tax expense, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus or minus the proportionate share of Windfield Holdings income tax expense, non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended				Year Ended
	December 31,				December 31,
	2024		2023		2024		2023
In thousands, except percentages and per share amounts	$	% of net sales	$	% of net sales	$	% of net sales	$	% of net sales
Net income (loss) attributable to Albemarle Corporation	$75,293		$(617,680)		$(1,179,449)		$1,573,476
Add back:
Non-operating pension and OPEB items (net of tax)	(8,014)		(8,107)		(9,045)		(6,966)
Non-recurring and other unusual items (net of tax)	(153,490)		16,262		1,049,823		226,356
Adjusted net (loss) income attributable to Albemarle Corporation	$(86,211)		$(609,525)		$(138,671)		$1,792,866
Mandatory convertible preferred stock dividends	(41,688)		—		(136,647)		—
Adjusted net (loss) income attributable to Albemarle Corporation common shareholders	$(127,899)		$(609,525)		$(275,318)		$1,792,866

Adjusted diluted (loss) earnings per share attributable to common shareholders	$(1.09)		$(5.19)		$(2.34)		$15.22

Adjusted weighted-average common shares outstanding – diluted	117,549		117,354		117,684		117,766

Net income (loss) attributable to Albemarle Corporation	$75,293	6.1%	$(617,680)	(26.2)%	$(1,179,449)	(21.9)%	$1,573,476	16.4%
Add back:
Interest and financing expenses	44,703	3.6%	34,386	1.5%	165,619	3.1%	116,072	1.2%
Income tax expense	10,613	0.9%	118,878	5.0%	87,085	1.6%	430,277	4.5%
Depreciation and amortization	163,106	13.2%	144,143	6.1%	588,638	10.9%	429,944	4.5%
EBITDA	293,715	23.8%	(320,273)	(13.6)%	(338,107)	(6.3)%	2,549,769	26.5%
Proportionate share of Windfield income tax expense	6,201	0.5%	180,057	7.6%	299,193	5.6%	779,703	8.1%
Non-operating pension and OPEB items	(10,342)	(0.8)%	(9,804)	(0.4)%	(11,335)	(0.2)%	(7,971)	(0.1)%
Non-recurring and other unusual items	(38,890)	(3.2)%	15,090	0.6%	1,190,027	22.1%	224,487	2.3%
Adjusted EBITDA	$250,684	20.4%	$(134,930)	(5.7)%	$1,139,778	21.2%	$3,545,988	36.9%

Net sales	$1,231,713		$2,356,165		$5,377,526		$9,617,203

Non-operating pension and OPEB items, consisting of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to Albemarle’s operating segments and are included in the Corporate category. In addition, the company believes that these components of pension cost are mainly driven by market performance, and the company manages these separately from the operational performance of the company’s businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other income, net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
MTM actuarial gain	$(9,831)	$(10,174)	$(9,831)	$(10,174)
Interest cost	8,696	8,859	34,225	35,950
Expected return on assets	(9,207)	(8,489)	(35,729)	(33,747)
Total	$(10,342)	$(9,804)	$(11,335)	$(7,971)

In addition to the non-operating pension and OPEB items disclosed above, the company has identified certain other items and excluded them from Albemarle’s adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Restructuring charges and asset write-offs(1)	$(0.21)	$—	$9.77	$0.06
Acquisition and integration related costs(2)	0.01	0.03	0.04	0.18
Goodwill impairment(3)	—	0.05	—	0.05
Gain on change in interest in properties, net(4)	—	(0.40)	—	(0.40)
Loss in fair value of public equity securities(5)	0.03	0.51	0.53	0.29
Legal accrual(6)	—	—	—	1.82
Other(7)	(0.19)	(0.04)	(0.42)	(0.07)
Tax related items(8)	(0.95)	(0.01)	(1.00)	(0.01)
Total non-recurring and other unusual items	$(1.31)	$0.14	$8.92	$1.92

(1)The Company took several actions during the year ended December 31, 2024 as part of a broader effort that will focus on preserving its world-class resource advantages, optimizing its global conversion network, improving the Company’s cost competitiveness and efficiency, reducing capital intensity and enhancing the Company’s financial flexibility. Those actions included stopping construction of Kemerton Trains 3 and 4, as well as certain other capital projects, and placing Kemerton Train 2 in care and maintenance. As a result, the Company recorded restructuring and asset write-off charges (gains) as described above of $3.8 million in Cost of goods sold during the three months and year ended December 31, 2024, and ($22.2) million and net charges of $1.2 billion during the three months and year ended December 31, 2024, respectively, in Restructuring charges and asset write-offs. In addition, losses of $4.6 million and $26.1 million were recorded in Other income (expenses), net for the three months and year ended December 31, 2024, respectively, related to these actions. In total, this resulted in after-tax (gains) losses of ($24.9) million and $1.1 billion, or ($0.21) and $9.77 per share for the three months and year ended December 31, 2024, respectively. The tax impact includes a valuation allowance to reverse the tax benefits associated with the expenses recorded in Australia. During the three months and year ended December 31, 2023, $0.3 million and $9.5 million of separation and other severance costs to employees in Corporate and the Ketjen business were recorded in Selling, general and administrative expenses ($0.2 million and $7.2 million after income taxes, or less than $0.01 and $0.06 per share), respectively.

(2)Costs related to the acquisition, integration and divestitures for various significant projects, recorded in Selling, general and administrative expenses for the three months and year ended December 31, 2024 of $2.3 million and $6.2 million ($1.8 million and $4.9 million after income taxes, or $0.01 and $0.04 per share), respectively, and for the three months and year ended December 31, 2023 of $5.1 million and $26.8 million ($4.0 million and $20.8 million after income taxes, or $0.03 and $0.18 per share), respectively.

(3)Goodwill impairment charge of $6.8 million ($5.3 million after taxes, or $0.05 per share) recorded in Selling, general and administrative expenses during the three months and year ended December 31, 2023 related to our performance catalyst solutions (“PCS”) business.

(4)Included in Gain on change in interest in properties/sale of business, net for the three months and year ended December 31, 2023 is a gain of $71.2 million ($46.6 million after taxes, or $0.40 per share) resulting from the restructuring of the MARBL joint venture with Mineral Resources Limited.

(5)Losses of $4.8 million and $37.0 million recorded in Other income (expenses), net resulting from the net change in fair value of investments in public equity securities for the three months and year ended December 31, 2024, respectively, and a loss of $33.7 million recorded in Other income (expenses), net for the year ended December 31, 2024 resulting from the sale of investments in public equity securities ($3.7 million and $62.7 million after income taxes, or $0.03 and $0.53 per share). Losses of $79.1 million and $44.7 million ($59.6 million and $34.4 million after income taxes, or $0.51 and $0.29 per share) recorded in Other income (expenses), net for the three months and year ended December 31, 2023, respectively, resulting from the net change in fair value of investments in public equity securities.

(6)Loss of $218.5 million ($214.9 million after income taxes, or $1.82 per share) recorded in Selling, general and administrative expenses resulting from agreements in principle to resolve a previously disclosed legal matter with the DOJ and the SEC related to conduct in our Ketjen business prior to 2018.

(7)Other adjustments for the three months ended December 31, 2023 included amounts recorded in:
•Other income (expenses), net - $23.5 million of gains from the sale of assets at a site not part of our operations, $9.5 million of income from PIK dividends of preferred equity in a Grace subsidiary, a $1.4 million net gain primarily resulting from the adjustment of indemnification related to previously disposed businesses, partially offset by $2.1 million of a loss related to the fair value adjustment of a nonmarketable security investment.
After income taxes, these net gains totaled $22.7 million, or $0.19 per share.

Other adjustments for the year ended December 31, 2024 included amounts recorded in:
•Cost of goods sold - $1.4 million of expenses related to non-routine labor and compensation related costs that are outside normal compensation arrangements.
•Selling, general and administrative expenses - $5.3 million of expenses related to certain historical legal and environmental matters.
•Other income (expenses), net - $40.9 million of gains from the sale of assets at sites not part of our operations, $36.3 million of income from PIK dividends of preferred equity in a Grace subsidiary, a $1.8 million net gain primarily resulting from the adjustment of indemnification related to previously disposed businesses and a $0.6 million gain from an updated cost estimate of an environmental reserve at a site not part of our operations, partially offset by $2.9 million of charges for asset retirement obligations at a site not part of our operations and $2.1 million of a loss related to the fair value adjustment of a nonmarketable security investment.
After income taxes, these net gains totaled $49.0 million, or $0.42 per share.

Other adjustments for the three months ended December 31, 2023 included amounts recorded in:
•Cost of goods sold - $15.1 million loss recorded to settle an arbitration matter with a regulatory agency in Chile, partially offset by a $4.1 million gain from an updated cost estimate of an environmental reserve at a site not part of our operations.
•Selling, general and administrative expenses - $1.4 million of various expenses including for certain legal costs and facility closure expenses related to offices in Germany.
•Other income (expenses), net - $8.4 million gain from PIK dividends of preferred equity in a Grace subsidiary, $5.5 million of gains from the sale of investments and the write-off of certain liabilities no longer required and $3.0 million of a gain resulting from the adjustment of indemnification related to previously disposed businesses.
After income taxes, these net gains totaled $4.9 million, or $0.04 per share.

Other adjustments for the year ended December 31, 2023 included amounts recorded in:

•Cost of goods sold - $15.1 million loss recorded to settle an arbitration matter with a regulatory agency in Chile, partially offset by a $4.1 million gain from an updated cost estimate of an environmental reserve at a site not part of our operations.
•Selling, general and administrative expenses - $2.3 million of facility closure expenses related to offices in Germany, $1.9 million of charges primarily for environmental reserves at sites not part of our operations and $1.8 million of various expenses including for certain legal costs and shortfall contributions for a multiemployer plan financial improvement plan.
•Other income (expenses), net - $19.3 million gain from PIK dividends of preferred equity in a Grace subsidiary, a $7.3 million gain resulting from insurance proceeds of a prior legal matter and $5.5 million of gains from the sale of investments and the write-off of certain liabilities no longer required, partially offset by $3.6 million of charges for asset retirement obligations at a site not part of our operations and $0.9 million of a loss resulting from the adjustment of indemnification related to previously disposed businesses.
After income taxes, these net gains totaled $8.7 million, or $0.07 per share.

(8)    Included in Income tax expense for the three months and year ended December 31, 2024 are discrete net tax benefits of $111.4 million, or $0.95 per share, and $117.5 million, or $1.00 per share, respectively, primarily related to the impact of valuation allowances on a return to provision, partially offset by the increase in a foreign tax reserve.

    Included in Income tax expense for the three months and year ended December 31, 2023 are discrete net tax benefits of $1.3 million, or $0.01 per share, and $1.0 million, or $0.01 per share, respectively. The net benefits primarily related to foreign return to provisions, partially offset by an uncertain tax position in Chile and excess tax benefits realized from stock-based compensation arrangements.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reporting in accordance with GAAP (in thousands, except percentages).

	Income (loss) before income taxes and equity in net income of unconsolidated investments	Income tax expense (benefit)	Effective income tax rate
Three months ended December 31, 2024:
As reported	$76,727	$10,613	13.8%
Non-recurring, other unusual and non-operating pension and OPEB items	(49,232)	112,272
As adjusted	$27,495	$122,885	446.9%

Three months ended December 31, 2023:
As reported	$(920,951)	$118,878	(12.9)%
Non-recurring, other unusual and non-operating pension and OPEB items	5,286	(2,869)
As adjusted	$(915,665)	$116,009	(12.7)%

Year ended December 31, 2024:
As reported	$(1,763,825)	$87,085	(4.9)%
Non-recurring, other unusual and non-operating pension and OPEB items	1,178,692	137,914
As adjusted	$(585,133)	$224,999	(38.5)%

Year ended December 31, 2023:
As reported	$246,738	$430,277	174.4%
Non-recurring, other unusual and non-operating pension and OPEB items	216,516	(2,874)
As adjusted	$463,254	$427,403	92.3%

See below for the calculation of operating cash flow conversion, which the Company defines as Net cash provided by operating activities from the statement of cash flows divided by adjusted EBITDA, which is a non-GAAP measure. A reconciliation of adjusted EBITDA, the non-GAAP financial measure, from net income (loss)

attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reporting in accordance with GAAP, is provided in the above tables (in thousands, except percentages).

Year Ended
December 31, 2024
Net cash provided by operating activities	$702,068

Adjusted EBITDA	$1,139,778

Operating cash flow conversion	62%